Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-58723, 333-50719, 333-69331, 333-91519, 333-91521, 333-43348, 333-86306, 333-106638, 333-114625, 333-118963, 333-132035, 333-147874, 333-150505, 333-158866, 333-158867, and 333-177999) and Form S-3 (No. 333-161712) of SunTrust Banks, Inc. of our report dated February 24, 2012 (except for Notes 1, 20 and 21, as to which the date is August 1, 2012), with respect to the consolidated financial statements of SunTrust Banks, Inc. included in this Current Report on Form 8-K for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 1, 2012